SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                 Find/SVP, Inc.

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                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share

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                         (Title of Class of Securities)


                                    317718302

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                      (CUSIP Number of Class of Securities)


                                December 31, 2004
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             (Date of Event which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ] RULE 13d-1(b)
           [X] RULE 13d-1(c)
           [ ] RULE 13d-1(d)

CUSIP NO. 317718302                                                 Page 2 of 12
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1) Name And I.R.S. Identification No. Of Reporting Person

   Wynnefield Partners Small Cap Value, L.P. 13-3688497
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2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            443,025 Shares
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 443,025 Shares
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     443,025 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     2.3% of Common Stock
-------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------


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CUSIP NO. 317718302                                                 Page 3 of 12
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Partners Small Cap Value, L.P. I     13-3953291
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place Of Organization: Delaware
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NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            549,175 Shares
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 549,175 Shares
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     549,175 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     2.8% of Common Stock
-------------------------------------------------------------------------------
12)  Type of Reporting Person:
     PN
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CUSIP NO. 317718302                                                 Page 4 of 12
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS
                                                   Identification  No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            534,568 Shares
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 534,568 Shares
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     534,568 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     2.8% of Common Stock
-------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------

CUSIP NO. 317718302                                                 Page 5 of 12
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Channel Partnership II, L.P. 22-3215653
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
-------------------------------------------------------------------------------
NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            95,000 Shares
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 95,000 Shares
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     95,000 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     0.5% of Common Stock
-------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 317718302                                                 Page 6 of 12
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital Management, LLC    13-4018186
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
-------------------------------------------------------------------------------
NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            992,200 Shares (1)
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 992,200 Shares (1)
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     992,200 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     5.2% of Common Stock (1)
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12)  Type of Reporting Person:  OO (Limited Liability Company)
-------------------------------------------------------------------------------


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 317718302                                                 Page 7 of 12
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Capital, Inc. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            534,568 Shares (1)
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 534,568 Shares (1)
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     534,568 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     2.8% of Common Stock (1)
-------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 317718302                                                 Page 8 of 12
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Nelson Obus
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              5) Sole Voting Power:
BENEFICIALLY OWNED BY            95,000 Shares (1)
EACH REPORTING PERSON         -------------------------------------------------
WITH                          6) Shared Voting Power
                              -------------------------------------------------
                              7) Sole Dispositive Power:
                                 95,000 Shares (1)
                              -------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     95,000 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     0.5% of Common Stock (1)
-------------------------------------------------------------------------------
12)  Type of Reporting Person:
     IN
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(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

ITEM 1(a).  Name of Issuer:
         Find/SVP, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         625 Avenue of the Americas, New York, NY 10011
         -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Channel Partnership II, L.P. ("Channel")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------
         Nelson Obus ("Obus")

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------
         Channel is a New York Limited Partnership
         ------------------------------------------------------------------
         Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.0001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 317718302

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

   None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons:  1,621,768 Shares
(b) Percent of class:  8.4 % of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                  1,621,768 Shares
         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                  1,621,768 Shares
         (iv) shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.
         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 10, 2005

                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                  By:  Wynnefield Capital Management, LLC,
                                       General Partner

                                       By:  /s/ Nelson Obus
                                          -----------------------------------
                                          Nelson Obus, Managing Member


                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                  By:  Wynnefield Capital Management, LLC,
                                       General Partner

                                       By:   /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, Managing Member


                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By:Wynnefield Capital, Inc.

                                       By:  /s/ Nelson Obus
                                          ------------------------------------
                                          Nelson Obus, President


                                  CHANNEL PARTNERSHIP II, L.P.

                                  By:  /s/ Nelson Obus
                                       ---------------------------------------
                                       Nelson Obus, General Partner


                                  /s/ Nelson Obus
                                  --------------------------------------------
                                  Nelson Obus, Individually


                                  WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                  By:  /s/ Nelson Obus
                                       ---------------------------------------
                                       Nelson Obus, Managing Member


                                  WYNNEFIELD CAPITAL, INC.

                                  By:  /s/ Nelson Obus
                                       ---------------------------------------
                                       Nelson Obus, President